Exhibit 99.1

DBV Technologies Completes Screening for the VITESSE Phase 3 Clinical Trial

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In Q3 2024, DBV exceeded its recruitment goal and successfully closed the screening process for the VITESSE Phase 3 study evaluating the Viaskin® Peanut Patch in peanut allergic children ages 4 – 7 years old

•	Topline results of VITESSE data are expected by Q4 2025

DBV Technologies (Euronext: DBV – ISIN: FR0010417345 – Nasdaq Stock Market: DBVT), a clinical-stage biopharmaceutical company, today announced that patient screening is complete for the Phase 3 trial, VITESSE (Viaskin Peanut Immunotherapy Trial to Evaluate Safety, Simplicity and Efficacy), using the modified Viaskin Peanut Patch in children ages 4 – 7 years old with peanut allergy.

“We are thrilled to have reached this significant milestone,” said Dr. Pharis Mohideen, Chief Medical Officer of DBV Technologies. “VITESSE is by far the largest immunotherapy clinical trial for this patient population. I cannot thank our study centers enough for their dedication and commitment to DBV’s Viaskin® peanut patch program. Of course, none of this is possible without our subjects and their supportive families. Being in a clinical trial takes a tremendous amount of time, and we are grateful that subjects are willing to make this sacrifice to further treatments in food allergy. I’m delighted that we closed screening in August, a month earlier than anticipated. I am particularly pleased with our success in reaching out to the diverse communities that suffer from peanut allergies in this trial. DBV continues to focus on advancing this important development program to support a Biologic License Application submission. We look forward to continued collaboration with our shared stakeholders as we move ahead.”

The fully enrolled VITESSE Phase 3 trial in peanut-allergic children ages 4 – 7 is a 12-month study evaluating the efficacy and safety of the Viaskin Peanut Patch in more than 600 subjects (randomized 2:1), representing individuals across 86 sites in the U.S., Canada, Europe, the UK, and Australia. VITESSE is currently the largest treatment intervention study in peanut allergy.

About DBV Technologies

DBV Technologies is a clinical-stage biopharmaceutical company developing treatment options for food allergies and other immunologic conditions with significant unmet medical need. DBV is currently focused on investigating the use of its proprietary technology platform, Viaskin, to address food allergies, which are caused by a hypersensitive immune reaction and characterized by a range of symptoms varying in severity from mild to life-threatening anaphylaxis. Millions of people live with food allergies, including young children. Through epicutaneous immunotherapy (EPIT™), the Viaskin platform is designed to introduce microgram amounts of a biologically active compound to the immune system through intact skin. EPIT is a new class of non-invasive treatment that seeks to modify an individual’s underlying allergy by re-educating the immune system to become desensitized to allergen by leveraging the skin’s immune tolerizing properties. DBV is committed to transforming the care of food allergic people. The Company’s food allergy programs include ongoing clinical trials of Viaskin Peanut in peanut allergic toddlers (1 through 3 years of age) and children (4 through 7 years of age).

DBV Technologies is headquartered in Châtillon, France, with North American operations in Warren, NJ. The Company’s ordinary shares are traded on segment B of Euronext Paris (Ticker: DBV, ISIN code: FR0010417345) and the Company’s ADSs (each representing one ordinary share) are traded on the Nasdaq Capital Select Market (Ticker: DBVT).

For more information, please visit www.dbv-technologies.com and engage with us on X (formerly Twitter) and LinkedIn.

Forward Looking Statements

This press release may contain forward-looking statements and estimates, including statements regarding DBV’s financial condition, forecast of its cash runway, the therapeutic potential of Viaskin® Peanut patch and EPIT™, designs of DBV’s anticipated clinical trials, DBV’s planned regulatory and clinical efforts including timing and results of communications with regulatory agencies, the ability of any of DBV’s product candidates, if approved, to improve the lives of patients with food allergies. These forward-looking statements and estimates are not promises or guarantees and involve substantial risks and uncertainties. At this stage, DBV’s product candidates have not been authorized for sale in any country. Among the factors that could cause actual results to differ materially from those described or projected herein include uncertainties associated generally with research and development, clinical trials and related regulatory reviews and approvals, and DBV’s ability to successfully execute on its budget discipline measures. A further list and description of risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements in this press release can be found in DBV’s regulatory filings with the French Autorité des Marchés Financiers (“AMF”), DBV’s filings and reports with the U.S. Securities and Exchange Commission (“SEC”), including in DBV’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 7, 2024, and future filings and reports made with the AMF and SEC by DBV. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements and estimates, which speak only as of the date hereof. Other than as required by applicable law, DBV Technologies undertakes no obligation to update or revise the information contained in this Press Release.

Viaskin is a registered trademark and EPIT is a trademark of DBV Technologies.

Investor Contact

Katie Matthews

DBV Technologies

katie.matthews@dbv-technologies.com

Media Contact

Angela Marcucci

DBV Technologies

angela.marcucci@dbv-technologies.com